Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the registration statement (No. 333-219626) on Form S-8 of RBB Bancorp of our report dated March 17, 2025 relating to our audit of the consolidated financial statements and the effectiveness of internal control over financial reporting appearing in this annual report on Form 10-K for the year ended December 31, 2024.

/s/ Crowe LLP

Los Angeles, California

March 17, 2025